SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED
          PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

                               GlycoGenesys, Inc.
                          ----------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37989P101
                                 --------------
                                 (CUSIP Number)

                                December 31, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]        Rule 13d-1(b)
       [X]        Rule 13d-1(c)
       [ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 2 of 9
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Cranshire Capital, L.P.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            2,776,170 (See Item 4)
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                2,776,170 (See Item 4)
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,776,170 (See Item 4)
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.45%(See Item 4)
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 3 of 9
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Downsview Capital, Inc.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            2,776,170 (See Item 4)
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                2,776,170 (See Item 4)
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,776,170 (See Item 4)
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.45%(See Item 4)
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 4 of 9
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     JMJ Capital, Inc.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            2,776,170 (See Item 4)
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                2,776,170 (See Item 4)
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,776,170 (See Item 4)
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.45%(See Item 4)
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 5 of 9
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     EURAM Cap Strat. "A" Fund Limited
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            2,776,170 (See Item 4)
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                2,776,170 (See Item 4)
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,776,170 (See Item 4)
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.45%(See Item 4)
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 6 of 9
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Mitchell P. Kopin
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            2,776,170 (See Item 4)
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                2,776,170 (See Item 4)
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,776,170 (See Item 4)
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.45%(See Item 4)
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 7 of 9

Item 1(a). Name of Issuer:

           GlycoGenesys, Inc. (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

           31 St. James Avenue
           Boston, Massachusetts 02116

Items 2(a), Name of Persons Filing, Address of Principal Business Office and
(b) and     Citizenship:
(c).

          This Schedule 13G is being filed on behalf of (i) Cranshire Capital, L.P., an Illinois limited partnership ("Cranshire"), (ii) Downsview Capital, Inc., an Illinois corporation ("Downsview"), (iii) JMJ Capital, Inc., an Illinois corporation ("JMJ"), (iv) EURAM Cap Strat. "A" Fund Limited, a Cayman Islands exempted company ("EURAM") and (v) Mitchell P. Kopin, an individual who is a citizen of the U.S.A. ("Kopin," together with Cranshire, Downsview, JMJ and EURAM, the "Reporting Persons").

          The principal business office of each of the Reporting Persons is 666 Dundee Road, Suite 1901, Northbrook, IL 60062.

Item 2(d). Title of Class of Securities:

          Common Stock, par value $.01 per share, of the Issuer (the "Common Stock")

Item 2(e). CUSIP Number:

          37989P101

Item 3.    N/A

Item 4. Ownership.

         (a) Amount beneficially owned:

          2,776,170*

         (b) Percent of class:

          Based on 37,251,457 shares of Common Stock of the Issuer outstanding as of November 15, 2002 (as set forth in the Issuer's Form 10-Q for the period ended September 30, 2002), the Reporting Persons hold approximately 7.45% of the issued and outstanding Common Stock of the Issuer.

          (c) Number of shares to which such person has:

                                 SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 8 of 9

              (i)   Sole power to vote or direct the vote: 0

              (ii)  Shared power to vote or direct the vote: 2,776,170*

              (iii) Sole power to dispose or to direct the disposition of: 0

              (iv)  Shared power to dispose of or direct the disposition of:
                    2,776,170*

          * Includes 1,274,942 shares of Common Stock currently issuable to Cranshire upon the exercise of certain warrants issued to Cranshire by the Issuer.

Item 5. Ownership of Five Percent or Less of a Class.

          N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

          N/A

Item 8. Identification and Classification of Members of the Group.

          N/A

Item 9. Notice of Dissolution of a Group.

          N/A

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G
CUSIP NO. 37989P101                                              Page 9 of 9

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 6, 2003

                                CRANSHIRE CAPITAL, L.P.

                                 By: Downsview Capital, Inc.,
                                     its General Partner

                                 By:/s/ Mitchell P. Kopin
                                    ------------------------------
                                      Mitchell P. Kopin, President


                                 DOWNSVIEW CAPITAL, INC.

                                 By:/s/ Mitchell P. Kopin
                                   -------------------------------
                                      Mitchell P. Kopin, President


                                JMJ CAPITAL, INC.

                                By:/s/ Mitchell P. Kopin
                                   ------------------------------
                                     Mitchell P. Kopin, President


                                 EURAM CAP STRAT. "A" FUND LIMITED

                                 By: JMJ Capital, Inc.,
                                     its Investment Manager

                                 By:/s/ Mitchell P. Kopin
                                    ------------------------------
                                     Mitchell P. Kopin, President


                                /s/ Mitchell P. Kopin
                                --------------------------------
                                Mitchell P. Kopin